SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934

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[ ]	Definitive Additional Materials

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NEXTERA ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Four Cambridge Center

Cambridge, Massachusetts 02142

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 13, 2002
To Our Stockholders:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Nextera Enterprises, Inc., a Delaware corporation, will be held at The Charles Hotel, Harvard Square, One Bennett Street, Cambridge, Massachusetts 02138 on June 13, 2002 at 9:00 a.m. local time, for the following purposes:

1. To elect nine directors to hold office until the Annual Meeting of Stockholders following fiscal 2002. Our current Board of Directors has nominated and recommends for election as directors the following nine persons:

Gregory J. Clark	Keith D. Grinstein	Richard L. Sandor
Ralph Finerman	Stanley E. Maron	David Schneider
Steven B. Fink	Richard V. Sandler	Karl Sussman

2. To approve an amendment to the 1998 Amended and Restated Equity Participation Plan of Nextera Enterprises, Inc.

3. To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2002.

4. To transact such other business as may properly come before the Annual Meeting or any continuation, adjournment or postponement thereof.

      The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

      The Board of Directors has fixed the close of business on April 29, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any continuation, adjournment or postponement thereof.

By Order of the Board of Directors

DAVID SCHNEIDER
Chairman of the Board of Directors

Boston, Massachusetts

April 30, 2002

          All stockholders are cordially invited to attend the Meeting in person. Whether or not you expect to attend the Meeting, please complete, sign, date and return the enclosed proxy as promptly as possible in order to ensure your representation at the Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Meeting, you must obtain a proxy issued in your name from the record holder.

INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
COMPENSATION OF DIRECTORS
BOARD AND COMMITTEE MEETINGS
MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
CERTAIN TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
PROPOSAL 2 PROPOSAL TO APPROVE AN AMENDMENT TO OUR AMENDED AND RESTATED 1998 EQUITY PARTICIPATION PLAN
DESCRIPTION OF THE AMENDED 1998 PLAN
PROPOSAL 3 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
STOCKHOLDER PROPOSALS
OTHER MATTERS

Four Cambridge Center

Cambridge, Massachusetts 02142

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited by the Board of Directors of Nextera Enterprises, Inc. for use at the Annual Meeting of Stockholders to be held on June 13, 2002, at 9:00 a.m. local time, or at any continuation, adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at The Charles Hotel, Harvard Square, One Bennett Street, Cambridge, Massachusetts 02138. The approximate date on which this proxy statement and the accompanying proxy card were first sent to stockholders was May 30, 2002.

Solicitation

      We will bear the cost of soliciting proxies for the upcoming Annual Meeting. We will ask banks, brokerage houses, fiduciaries and custodians holding stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such stock, and we will reimburse them for their reasonable expenses in doing so. In addition to soliciting proxies by mail, we and our directors, officers and regular employees may also solicit proxies personally, by telephone or by other appropriate means. No additional compensation will be paid to our directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

      Stockholders of record at the close of business on April 29, 2002 (the “record date”) are entitled to receive notice of and to vote at the Annual Meeting. As of the record date, we had outstanding and entitled to vote 31,885,896 shares of our Class A Common Stock, par value $0.001 per share, and 3,869,570 shares of our Class B Common Stock, par value $0.001 per share.

      Holders of our Class A Common Stock of record on the record date will be entitled to one vote on all matters to be voted upon for each share of Class A Common Stock held. Holders of our Class B Common Stock of record on the record date will be entitled to ten votes on all matters to be voted upon for each share of Class B Common Stock held.

      All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes (i.e., shares held by a broker or nominee that are represented at the meeting but which the broker or nominee is not empowered to vote on a particular proposal) are counted towards a quorum but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

      Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with our Secretary at our principal executive offices, Four Cambridge Center, Cambridge, Massachusetts 02142, a written notice of revocation or a duly executed proxy bearing a later date. A stockholder of record at the close of business on the record date may vote in person if present at the meeting, whether or not he or she has previously given a proxy. Attendance at the meeting will not, by itself, revoke a proxy.

PROPOSAL 1

ELECTION OF DIRECTORS

      The Board of Directors currently consists of nine members. Our Amended and Restated Bylaws provide that our Board of Directors shall be elected at the annual meeting of stockholders and each director shall serve until such person’s successor is elected and qualified or until such person’s death, retirement, resignation or removal. Our Amended and Restated Certificate of Incorporation and Bylaws provide that the number of directors that shall constitute the whole Board of Directors shall not be less than seven and not more than thirteen directors, the exact number of directors to be determined by one or more resolutions adopted from time to time by the Board of Directors. The authorized number of directors is currently set at nine. Each of the nominees for election is currently a member of our Board of Directors. If elected at the Annual Meeting, each of the nine nominees would serve until our Annual Meeting of Stockholders following fiscal 2002, in each case until a successor is elected and has qualified, or until such director’s earlier death, resignation or removal.

      Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as our Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unable to serve.

      Biographical information for each person nominated as a director is set forth below.

Gregory J. Clark

      Mr. Clark, 59, currently serves as a Director of Nextera, a position he has held since January 2000. Mr. Clark is also an officer of Knowledge Universe and another privately-held affiliate of Knowledge Universe, positions he has held since December 1999. From 1998 to 1999, Mr. Clark served as President and Chief Operating Officer of Loral Space & Communications. From 1994 to 1998, Mr. Clark served as President of News Technology Group, a division of News Corporation. From 1988 to 1994, Mr. Clark served as Director of Science and Technology for IBM in Australia.

Ralph Finerman

      Mr. Finerman, 66, currently serves as a Director of Nextera, a position he has held since August 1998. Mr. Finerman is also a Director of Nextera Enterprises Holdings, Inc., a position he has held since February 1999, and serves as an officer or director of other privately-held affiliates of Knowledge Universe and subsidiaries of Nextera. Mr. Finerman is a CPA and an attorney and practiced in New York prior to forming RFG Financial Group, Inc. in 1994. Mr. Finerman currently serves as President of RFG Financial Group.

Steven B. Fink

      Mr. Fink, 51, currently serves as a Director of Nextera, a position he has held since February, 1997. Mr. Fink previously served as Chairman of the Board of Directors of Nextera between October 29, 1999 and December 19, 2001. Mr. Fink is also a Director of Nextera Enterprises Holdings, Inc., a position he has held since February 1999, Vice Chairman and Treasurer of Knowledge Universe, Inc., positions he has held since August 1998, and serves as an officer or director of other privately-held affiliates of Knowledge Universe and subsidiaries of Nextera. In addition, Mr. Fink is a Director of Spring Group, PLC, a business consulting firm. From December 1993 to December 1996, Mr. Fink was Vice President of MC Group, a business consulting firm. Mr. Fink was President of East West Capital, an investment firm, from 1989 to December 1993.

Keith D. Grinstein

      Mr. Grinstein, 41, currently serves as a Director of Nextera, a position he has held since January 2000. Mr. Grinstein is Vice Chairman of the Board of Directors of Nextel International, Inc. Mr. Grinstein serves on

Nextera’s Audit and Compensation Committees. Mr. Grinstein has been a member of Nextel’s Board of Directors since January 1996, its President from January 1996 until March 1999 and its Chief Executive Officer from January 1996 until August 1999. From January 1991 to December 1995, Mr. Grinstein was President and Chief Executive Officer of the aviation communications division of AT&T Wireless Services, Inc., formerly McCaw Cellular Communications, Inc. Mr. Grinstein also held a number of positions at McCaw Cellular Communications and its subsidiaries, including Vice President and Assistant General Counsel of McCaw Cellular Communications and Vice President, General Counsel and Secretary of LIN Broadcasting Company. Mr. Grinstein is also a Director of The Ackerley Group, Inc. and F5 Networks, Inc.

Stanley E. Maron

      Mr. Maron, 54, currently serves as a Director and as Secretary of Nextera, positions he has held since our inception. Mr. Maron serves on Nextera’s Compensation Committee. Mr. Maron is also Director and Secretary of Nextera Enterprises Holdings, Inc., positions he has held since February 1999, and serves as an officer or director of other privately held affiliates of Knowledge Universe and subsidiaries of Nextera. Mr. Maron is a senior partner in the law firm of Maron & Sandler, a position he has held since September 1994.

Richard V. Sandler

      Mr. Sandler, 53, currently serves as a Director of Nextera, a position he has held since our inception. Mr. Sandler is also a Director of Nextera Enterprises Holdings, Inc., a position he has held since February 1999, and serves as an officer or director of other privately held affiliates of Knowledge Universe and subsidiaries of Nextera. Mr. Sandler is a senior partner in the law firm of Maron & Sandler, a position he has held since September 1994.

Richard L. Sandor, Ph.D.

      Dr. Sandor, 61, currently serves as a Director of Nextera, a position he has held since January 2000. Dr. Sandor serves on Nextera’s Audit and Compensation Committees. Dr. Sandor is Chairman of the Board of Directors and Chief Executive Officer of Environmental Financial Products L.L.C., which specializes in developing and trading in environmental, financial and commodity markets, positions he has held since 1998. In 1997 and 1998, Dr. Sandor served as Second Vice Chairman — Strategy for the Chicago Board of Trade. Prior to that time, Dr. Sandor held senior executive positions in the financial services industry and with the Chicago Board of Trade. Dr. Sandor is on the Board of Governors of The School of the Art Institute of Chicago.

David Schneider

      Mr. Schneider, 42, currently serves as Chairman of the Board of Directors and has served as a Director, and as President and Chief Executive Officer of Nextera since October 2000. From October 1998 to October 2000, Mr. Schneider served as Global Leader of strategic planning for the Management Consulting Services division of PricewaterhouseCoopers. Mr. Schneider also served as the Americas Theatre Leader for PricewaterhouseCoopers’ strategic change practice from July 1996 to June 1999, where he had general management responsibilities. Previously, Mr. Schneider held a number of management positions at Ernst & Young, General Electric and Grumman Aerospace Corporation.

Karl L. Sussman

      Mr. Sussman, 63, currently serves as a Director of Nextera, a position he has held since May 2001. Mr. Sussman serves on Nextera’s Audit Committee. Mr. Sussman is a Senior Vice President of Credit Suisse First Boston (formerly Donaldson Lufkin & Jenrette), a position he has held since July 1987.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE NAMED ABOVE.

COMPENSATION OF DIRECTORS

      Directors are reimbursed for all expenses incurred in connection with attendance at Board of Directors and Committee meetings, but do not otherwise receive any compensation for services as a director. In 2001, pursuant to our Amended and Restated 1998 Equity Participation Plan, as compensation for services as a director we granted options to purchase 20,000 shares of our Class A Common Stock to each of Messrs. Finerman and Fink, 30,000 shares of our Class A Common Stock to Mr. Clark, 40,000 shares of our Class A Common Stock to each of Messrs. Maron, Sandler, Sandor and Sussman, and 50,000 of our Class A Common Stock to Mr. Grinstein. Following the Annual Meeting, we intend to evaluate director compensation and we may implement a more extensive program for non-employee directors.

BOARD AND COMMITTEE MEETINGS

      Our Board held a total of nine meetings during the year ended December 31, 2001. During the past fiscal year, each incumbent Director attended at least 75% of the aggregate of the total number of meetings of the Board, except for Messrs. Grinstein and Sandor who attended four meetings each, and the total number of meetings of committees of the Board on which he served during the period in which he was a director or committee member. The Board has established an Audit Committee and a Compensation Committee. We do not have a Nominating Committee or any other committee.

Committees of the Board of Directors

      The Audit Committee consists of Messrs. Grinstein, Sandor and Sussman. The Audit Committee makes recommendations concerning the engagement of independent public accountants; reviews the scope of the audit examination, including fees and staffing; reviews the independence of the auditors; reviews non-audit services provided by the auditors; reviews findings and recommendations of auditors and management’s response; and reviews the internal audit and control function. The Audit Committee held four meeting during the year ended December 31, 2001.

      The Compensation Committee consists of Messrs. Grinstein, Mr. Maron and Dr. Sandor. The Compensation Committee reviews management compensation programs, approves compensation changes for senior executive officers, reviews compensation changes for senior management and other employees and approves grants and administers awards under our option plans. The Compensation Committee held three meetings during the year ended December 31, 2001.

Compensation Committee Interlocks and Insider Participation

      The law firm of Maron & Sandler has provided legal services to us since our inception. Stanley E. Maron and Richard V. Sandler, two of our directors are partners of Maron & Sandler. In 2001, Maron & Sandler billed us approximately $244,000 for legal services rendered. Mr. Maron also serves as our Secretary.

MANAGEMENT

      Biographical information for our executive officer who is not a director is set forth below. There are no family relationships between any director or executive officer and any other director or executive officer. Executive officers serve at the discretion of the Board of Directors. Officers are elected by the Board of Directors annually at its first meeting following the Annual Meeting of Stockholders.

Executive Officer

Michael P. Muldowney

      Mr. Muldowney, 38, joined us in May 1997 as Vice President, Finance and currently serves as our Chief Financial Officer, a position he has held since May 1998, and as an officer of certain subsidiaries of Nextera. Mr. Muldowney is a certified public accountant and was Corporate Controller as well as a Principal of Mercer

Management Consulting, Inc. from 1992 to May 1997, and held various other financial management positions with Mercer from 1989 to 1992.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our Class A Common Stock, Class B Common Stock and other equity securities. Officers, directors and greater-than-ten-percent stockholders are required by Commission regulations to furnish us copies of all Section 16(a) forms they file.

      To our knowledge, based solely on a review of the copies of such reports furnished to the us, during the fiscal year ended December 31, 2001, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-ten-percent beneficial owners were complied with, except that Nextera Enterprises Holdings, Inc. filed a late Form 3 to report ownership of a warrant that was not included in original Form 3 that was filed.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth the beneficial ownership of our Class A Common Stock and Class B Common Stock as of March 31, 2002, by (i) all those known by us to be beneficial owners of more than 5% of our Common Stock; (ii) each of our directors; (iii) our Chief Executive Officer and our other four most highly paid executive officers; and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Unless otherwise indicated, the address of the persons named below is care of Nextera Enterprises, Inc., Four Cambridge Center, Cambridge, Massachusetts 02142.

	Beneficial Ownership of			Beneficial Ownership of		Beneficial Ownership of
	Class A Common			Class B Common		Class A and B
	Stock(1)(2)			Stock(1)(2)		Common Stock(1)(2)

	Shares			Shares			Percent of All
	Beneficially		Percent of	Beneficially	Percent of	Percent of	Common Stock
Name of Beneficial Owner	Owned		Class	Owned	Class	Voting Power	Outstanding

David Schneider	678,586	(3)	*	—	—	*	*
Steven Fink	25,000	(8)
Vincent C. Perro(4)	600,411	(6)	*	—	—	*	*
Roger Brossy(5)	—		—	—	—	*	*
Michael P. Muldowney	205,880	(7)	*	25,370	*	*	*
Gregory C. Clark	48,333	(8)	*	—	—	*	*
Ralph Finerman	48,333	(8)	*	—	—	*	*
Keith D. Grinstein	58,333	(8)	*	—	—	*	*
Stanley E. Maron	58,333	(8)	*	—	—	*	*
Richard V. Sandler	58,333	(8)	*	—	—	*	*
Richard L. Sandor, Ph.D.	53,333	(8)	*	—	—	*	*
Karl Sussman	20,000	(8)
Nextera Enterprises Holdings, Inc.	8,810,000	(9)	27.63	3,844,200	99.34	66.95	35.39
Lawrence J. Ellison	8,810,000	(9)	27.63	3,844,200	99.34	66.95	35.39
Michael R. Milken	8,810,000	(9)	27.63	3,844,200	99.34	66.95	35.39
Lowell J. Milken	8,810,000	(9)	27.63	3,844,200	99.34	66.95	35.39
All directors and executive officers as a group (12 persons)	1,854,875	(10)	5.77	25,370	0.65	2.64	5.22

*	Indicates beneficial ownership of less than 1.0% of the outstanding Class A or Class B Common Stock, as applicable.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days hereof are deemed outstanding and to be beneficially owned by the person holding such options for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except for shares held jointly with a person’s spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each stockholder identified in the table possesses the sole voting and disposition power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.

(2)	Based on approximately 31,885,896 shares of Class A Common Stock and 3,869,570 shares of Class B Common Stock outstanding as of March 31, 2002.

(3)	Includes 660,851 shares issuable with respect to options exercisable within 60 days of March 31, 2002.

(4)	Vincent C. Perro voluntarily resigned on January 29, 2002 to head Sibson Consulting which was sold to The Segal Group, Inc.

(5)	Roger Brossy resigned on August 1, 2001.

(6)	Includes 302,500 shares issuable with respect to options exercisable within 60 days of March 31, 2002 and 46,236 shares of Class A Common Stock held by the Perro Children Irrevocable Trust. Mr. Perro has disclaimed all beneficial ownership of such shares.

(7)	Includes 106,250 shares issuable with respect to options exercisable within 60 days of March 31, 2002 and 29,000 shares of Class A Common Stock held by the Muldowney Children Irrevocable Trust. Mr. Muldowney has disclaimed all beneficial ownership of such shares.

(8)	Represents shares issuable with respect to options exercisable within 60 days of March 31, 2002.

(9)	Lawrence J. Ellison, Michael R. Milken, and Lowell J. Milken may each be deemed to have the power to direct the voting and disposition of, and to share beneficial ownership of, any shares of Common Stock owned by Nextera Enterprises Holdings, Inc. Lawrence J. Ellison, Michael R. Milken, and Lowell J. Milken may be deemed to be a group within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Lawrence J. Ellison is Chairman and Chief Executive Officer of Oracle Corporation and a Director of Knowledge Universe, LLC, and Knowledge Universe, Inc. Michael R. Milken is Chairman of the Board of Directors of Knowledge Universe, LLC and Knowledge Universe, Inc. On February 24, 1998, without admitting or denying any liability, Michael R. Milken consented to the entry of a final judgment in the U.S. District Court for the Southern District of New York in Securities and Exchange Commission v. Michael R. Milken et al., which judgment was entered on February 26, 1998, restraining and enjoining Michael R. Milken from associating with any broker, dealer, investment advisor, investment company, or municipal securities dealer and from violating Section 15(a) of the Exchange Act. Lowell J. Milken is Vice-Chairman of the Board of Directors of Knowledge Universe, LLC and Knowledge Universe, Inc.

(10)	Includes 1,710,720 shares issuable with respect to options exercisable within 60 days of March 31, 2002, 46,236 shares of Class A Common Stock held by the Perro Children Irrevocable Trust of which Mr. Perro has disclaimed all beneficial ownership, and 29,000 shares of Class A Common Stock held by the Muldowney Children Irrevocable Trust of which Mr. Muldowney has disclaimed all beneficial ownership.

EXECUTIVE COMPENSATION

      The following table sets forth all compensation paid or accrued for the years ended December 31, 1999, 2000 and 2001 for our Chief Executive Officer and our three other most highly compensated executive officers whose compensation exceeded $100,000 (collectively, the “Named Executive Officers”).

Summary Compensation Table

				Long Term
				Compensation
				Awards

		Annual		Securities
		Compensation		Underlying
	Fiscal			Options	All Other
Name and Position	Year	Salary	Bonus	(# of Shares)	Compensation

David Schneider(1)	2001	$750,000	$300,000	—	$29,489
Chairman of the Board of Directors,	2000	$136,538	$250,000	3,062,267 (2)	$3,462
Chief Executive Officer, President
Vincent C. Perro(3)	2001	$450,000	$225,000	100,000	$35,999
Former Chief Operating Officer and	2000	$393,166	$276,000	400,000	$5,655
Director
Roger Brossy(4)	2001	$312,500	0	50,000	$700
Former Managing Director, Sibson and	2000	$366,666	0	179,700	$14,621
Director	1999	$272,917	$76,500	—	$15,000	(5)
Michael P. Muldowney	2001	$285,000	$150,000	60,000
Chief Financial Officer	2000	$236,672	$100,000	200,000	—
	1999	$191,000	$57,300	—	$135	(5)

(1)	Mr. Schneider was named Chief Executive Officer and President in October 2000.

(2)	Includes options to purchase 2,762,267 shares of our Class A Common Stock. Also includes options that Nextera Enterprises Holdings granted to Mr. Schneider to purchase 300,000 shares of our Class A Common Stock owned by it (see “Compensation Arrangements and Employment Agreements”).

(3)	Vincent C. Perro voluntarily resigned on January 29, 2002 to head Sibson Consulting which was sold to The Segal Group, Inc.

(4)	Roger Brossy resigned on August 1, 2001.

(5)	Includes (i) the value of life insurance paid by the Company, and (ii) miscellaneous other benefits.

Compensation Arrangements and Employment Agreements

David Schneider

      On October 25, 2000, we entered into an employment agreement with David Schneider, our Chief Executive Officer and President, under which we agreed to pay Mr. Schneider a minimum annual base salary of $750,000 and an annual bonus to be determined by our Board of Directors of up to $750,000 if we equal or exceed our projected revenue and income figures. Mr. Schneider is also entitled to benefits under our benefit plans and is subject to a Noncompete, Non-Solicitation, Proprietary Information, Confidentiality and Inventions Agreement. Pursuant to the terms of the employment agreement, we nominated Mr. Schneider, and he was elected, to serve on our Board of Directors. In connection with his appointment as our Chief Executive Officer and President, we granted Mr. Schneider options to purchase up to 2,762,267 shares of our Class A Common Stock at an exercise price of $2.00 per share. All of these options are subject to adjustment for stock splits, reverse stock splits, stock dividends and other similar transactions affecting such shares.

      These options have a term of ten years and vest as follows:

(1) 850,000 options will vest as follows: 212,500 options vested on October 25, 2001 and every three months thereafter an additional 53,125 options will vest;

(2) 912,267 options will vest as follows: 228,067 options vested on October 25, 2001 and every three months thereafter an additional 57,017 options will vest; and

(3) 1,000,000 options will vest on October 25, 2005. Notwithstanding the foregoing, at such time that the average closing price of our Class A Common Stock over the 180 days prior to October 25, 2003, as reported on the Nasdaq National Market or other national securities exchange upon which our Class A Common Stock may be listed in the future, equals or exceeds $10.00 per share or the Company’s net income after tax equals or exceeds $12 million (excluding one time charges) during any period of twelve consecutive months from October 25, 2000 to October 25, 2003 then all of these options will vest.

      Notwithstanding the above:

(1) if, during the period from October 25, 2001 to October 25, 2002, Mr. Schneider’s employment with us terminates at any time for any reason other than as a result of his disability or dismissal for “cause,” as defined below, any unvested options will vest;

(2) if, after October 25, 2002, Mr. Schneider’s employment with us terminates at any time for any reason other than as a result of his dismissal for “cause,” as defined below, any unvested options will vest; or

(3) if Mr. Schneider’s employment with us is terminated for “cause,” as defined below, all unvested options will terminate and become unexercisable.

      We can terminate Mr. Schneider’s employment for “cause” if Mr. Schneider (i) commits any willful act that constitutes gross misconduct of a type and kind which results in material economic harm to the Company; (ii) commits a willful violation of a federal or state law, rule or regulation applicable to the business of the Company of a type and kind that is materially adverse to the Company; or (iii) is convicted of, or enters a guilty or no contest plea, to a felony involving moral turpitude.

      In addition, in connection with Mr. Schneider’s appointment as our Chief Executive Officer and President, Nextera Enterprises Holdings, Inc. granted Mr. Schneider options to purchase from it up to 300,000 shares of our Class A Common Stock held by it, at an exercise price of $2.00 per share, subject to adjustments for stock splits, reverse stock splits, stock dividends and other similar transactions affecting such shares. These options have a term of ten years and will vest as follows: 75,000 options vested on October 25, 2001 and every three months thereafter an additional 18,750 options will vest.

      Notwithstanding the above:

(1) if, during the period from October 25, 2001 to October 25, 2002, Mr. Schneider’s employment with us terminates at any time for any reason other than as a result of his disability or dismissal for “cause,” as defined below, any unvested options will vest;

(2) if, after October 25, 2002, Mr. Schneider’s employment with us terminates at any time for any reason other than as a result of his dismissal for “cause,” as defined below, any unvested options will vest; or

(3) if Mr. Schneider’s employment with us is terminated for “cause,” as defined below, all unvested options will terminate and become unexercisable.

Michael P. Muldowney

      On October 24, 2000, we entered into an employment agreement with Michael P. Muldowney, our Chief Financial Officer. The agreement provides for a term of one year, which automatically renews for additional one-year periods unless either party provides at least 30 days notice of its intention not to renew. Pursuant to the agreement, Mr. Muldowney currently receives an annual base salary of $300,000 and an annual discretionary bonus in an amount to be determined by our Board of Directors, as well as benefits under our benefit plans. Mr. Muldowney is also subject to noncompetition, nondisclosure, and nonsolicitation covenants.

Vincent C. Perro

      On January 29, 2002, we entered into a separation agreement with Vincent C. Perro, our former Chief Operating Officer and director. Pursuant to the agreement, Mr. Perro voluntarily resigned his positions with the Company to head Sibson Consulting, which was purchased from the Company by The Segal Group, Inc. Under the agreement, Mr. Perro was paid a $225,000 bonus for 2001 and received a $32,384 contribution under the Company’s qualified profit sharing plan and $47,600 as payment for a net performance award granted in May 2001. The Company also vested (i) 40,000 of the 100,000 options and 100,000 of the 400,000 options to purchase the Company’s common stock granted to Mr. Perro in February 2001 and October 2000, respectively, and (ii) the 57,732 shares of Company common stock granted as a restricted stock award in May 2001. In addition, the Company extended the period for Mr. Perro to exercise his vested options until January 29, 2003.

Management Incentive Arrangement

      In October 2001, the Company entered into a management incentive arrangement with Mr. Schneider, Mr. Perro and Mr. Muldowney. Pursuant to this arrangement, these executives were entitled to receive incentive payments based upon designated formulas upon the sale of the entire Company or certain assets or divisions and the repayment in full or refinancing of the Company’s bank debt. The conditions to those incentive payments were not met, however, and no such incentive payments were paid or are payable. The management incentive arrangement also provided that if the foregoing incentives were not met, then Mr. Muldowney and Mr. Perro would receive a percentage of their respective targeted bonuses, as determined by Mr. Schneider in an amount equal to the percentage of the targeted bonus set forth in Mr. Schneider’s employment agreement which is paid to Mr. Schneider for 2001. Under the arrangement, the Compensation Committee would accept any recommendation made as long as there was a reasonable basis for such recommendation. Mr. Muldowney was awarded a discretionary bonus of $150,000. Mr. Perro received a bonus of $225,000 pursuant to his separation agreement described above.

Option Grants

      The following table sets forth information regarding stock options granted to the Named Executive Officers in 2001.

Stock Option Grants in 2001

Potential Realizable
	Individual Grants				Value at Assumed
Annual Rates of
	Number of	Percent of			Stock Price
	Securities	Total Options			Appreciation for
	Underlying	Granted to	Exercise		Option Term(1)
	Options	Employees in	Price	Expiration
Name	Granted	Fiscal 2001	($/SH)	Date	5%	10%

David Schneider	—	—	$—	—	—
Vincent C. Perro	100,000	2.98%	$1.5312	2/17/11	$95,880	$243,880
Roger Brossy	—	—	$—	—	—
Michael P. Muldowney	60,000	1.79%	$1.5312	2/17/11	$57,528	$146,328

(1)	The potential realizable values are based on an assumption that the stock price of the Company’s Class A Common Stock will appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term, net of the option exercise price. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the Commission and do not reflect our estimate of future stock price growth of the shares of the Class A Common Stock, nor do they give effect to any actual appreciation in the Class A Common Stock. Actual gains, if any, on stock option exercises are dependent on the future performance of the Class A Common Stock and overall stock market conditions.

2001 Aggregated Option Exercises and Year-End Option Values

      The following table sets forth certain information with respect to the exercise of options to purchase our Class A Common Stock during the year ended December 31, 2001, and the unexercised options held and the value thereof at that date, for each of the Named Executive Officers.

			Number of Securities			Value of Unexercised
			Underlying Unexercised			In-the-Money
			Options at			Options at
	Shares		Fiscal Year-End(#)			Fiscal Year-End($)(1)
	Acquired on	Value
Name	Exercise	Realized($)	Exercisable	Unexercisable		Exercisable	Unexercisable

David Schneider	—	$—	440,567	2,321,700	(2)	$—	$—
Vincent C. Perro	—	$—	162,500	387,500		$—	$—
Roger Brossy	—	$—	—	—		$—	$—
Michael P. Muldowney	—	$—	50,000	210,000		$—	$—

(1)	Represents the closing price per share of the underlying shares on the last trading day of 2001 less the option exercise price multiplied by the number of shares. The closing value per share was $0.35 on the last trading of 2001 as reported on the Nasdaq National Market.

(2)	Includes options that Nextera Enterprises Holdings granted to Mr. Schneider to purchase 300,000 shares of our Class A Common Stock owned by it (see “Compensation Arrangements and Employment Agreements”).

PERFORMANCE GRAPH

      The following graph compares total stockholder return on our Class A Common Stock since May 18, 1999 to three indices: the Nasdaq Composite Index, U.S. companies, and our old and current peer groups that we have selected. The graph assumes an initial investment of $100 on May 18, 1999 and reinvestment of all dividends.

COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT SINCE

May 18, 1999

	05/1999	12/1999	12/2000	12/2001

Nextera Enterprises, Inc.	$100.00	$144.10	$6.30	$3.90
Nasdaq Stock Market (U.S. Companies)	$100.00	$159.50	$95.90	$76.10
Old Peer Group	$100.00	$123.50	$150.70	$142.00
New Peer Group	$100.00	$47.50	$15.90	$26.20

      The closing stock price of our Class A Common Stock on December 31, 2001, the last trading day of 2001, was $0.35.

1. Our old peer group was comprised of the following companies: Navigant Consulting, Inc., Charles River Associates Incorporated, and Marsh & McLennan Companies, Inc., weighted by market capitalization.(1)

2. Our current peer group is comprised of Navigant Consulting, Inc. and Charles River Associates Incorporated.(2)

(1)	The 2001 peer group also included Cambridge Technology Partners, Inc. and marchFIRST, Inc. These two companies are no longer included in the peer group because Cambridge Technology Partners, Inc. was sold to another company and marchFIRST, Inc. declared bankruptcy in 2001.

(2)	Marsh & McLennan has been removed from the current peer group because it is primarily a human capital and an insurance brokerage business that is not longer appropriate or comparable to us following the sale of our subsidiary Sibson & Company.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Overview and Philosophy

      The Company’s Compensation Committee (the “Committee”) is composed of two outside Directors: Mr. Grinstein and Dr. Sandor. The Committee also includes Mr. Maron. The Committee develops the compensation policies of the Company and annually reviews and approves executive officer compensation. In general, the compensation policies adopted by the Committee are designed to attract, retain and motivate executives capable of achieving the Company’s business objectives, which the Committee believes maximizes stockholder value. The Company does this by:

•	providing executives with a sufficient equity position in the Company to align the interests of our executive officers with those of our stockholders;

•	linking stock-based compensation to improvements in stockholder return;

•	creating a performance-based environment where executives earn increasing levels of compensation based upon annual and long-term business results; and

•	compensating executives based on the Company’s performance over time and as compared with its competitors.

Executive Officer Compensation

      The Company’s executive officer compensation program is comprised of three primary components:

•	base salary;

•	annual incentive compensation in the form of cash bonuses; and

•	long-term incentive compensation in the form of stock options.

      In recognition of the strong demand for executives in the consulting industry and the Company’s on-going need to attract and retain its executive officers, the Committee generally intends to set total executive compensation at or above the median levels for comparable positions at similarly sized companies in the consulting industry. The Committee strives to create the right mix of these compensation components to increase the probability that the Company will meet its long-term business objectives. The Committee also expects that the total compensation for each executive officer will depend upon the Company’s performance and the executive’s level of responsibility, experience, performance and contribution to the Company’s growth and profitability. The Committee does not anticipate assigning a specific weight to any of the factors described above.

Base Salary

      The Committee reviews salaries annually. The Committee’s goal each year is to set the base salaries for the Company’s executive officers at or above the median level for the industries in which the Company competes. The Committee does this by comparing salary data for markets from which the Company attracts executive talent and by considering the Company’s experience in negotiating compensation with senior executives it is attempting to hire. The Committee then takes into account the individual performance, experience and responsibility of the executive officer to determine his or her annual base salary.

Bonuses

      The Company pays bonuses to its executive officers after the end of the fiscal year, based primarily upon the Company’s performance during the year, the individual performance of each executive officer and compensation survey information for executives employed within the Company’s market segment. An executive’s bonus in any given year varies depending on:

•	the ability of the executive to meet pre-determined financial targets;

•	key contributions made by the executive during the year; and

•	industry practice.

Long-Term Incentive Compensation

      The Company grants stock options to provide long-term incentives and to align employee and stockholder long-term interest. Stock options provide a direct link between compensation and stockholder return. The exercise price of stock options granted to executives is generally equal to the fair market value of the Company’s Class A Common Stock on the date of the grant. The vesting schedule for options granted under the Company’s option plans is generally set to emphasize the long-term incentives provided by option grants. A longer vesting schedule is generally selected to encourage executives to consider the long-term welfare of the Company and to establish a long-term relationship with the Company. It is also designed to reduce executive turnover and to retain the trained skills of valued employees.

      The number of options granted to individual executive officers depends upon the executive’s position at the Company, his or her performance prior to the option grant and market practices within the consulting industry. Because the primary purposes of granting options are to provide incentives for future performance and retain highly skilled and valued executives, the Committee considers the number of shares that are not yet exercisable by an executive under previously granted options when granting additional stock options.

Chief Executive Officer’s Compensation

      Consistent with the Company’s compensation philosophy, the Committee intends to set the total compensation of our Chief Executive Officer at or above the level of comparable companies in the consulting industry. The Committee also realizes the special significance of linking the compensation of the Company’s Chief Executive Officer to the long-term business objectives of the Company.

      The Company named David Schneider as its Chief Executive Officer and President, in October 2000. The Committee set Mr. Schneider’s base salary at $750,000 per year, based upon a survey of base salaries of similarly situated chief executive officers in the consulting industry. In addition, in October 2000 the Committee granted to Mr. Schneider stock options, exercisable for an aggregate of 2,762,267 shares of the Company’s Class A Common Stock. The exercise price of the options was set at $2.00 per share. Mr. Schneider earned a bonus of $300,000 in 2001.

      The Committee expects to fully evaluate Mr. Schneider’s performance during fiscal 2002 as part of its general executive officer review process in 2003. As part of that process, the Committee will determine the amount of Mr. Schneider’s bonus for fiscal 2002 and whether any annual adjustment to Mr. Schneider’s base salary is necessary.

Tax Considerations

      Section 162(m) of the Internal Revenue Code generally limits to $1.0 million per executive per year the tax deductions a public corporation may take for compensation paid to its Chief Executive Officer and its other four most highly compensated executive officers. Performance-based compensation that is tied to the attainment of specific goals is excluded from the Section 162(m) limitation. In order to maintain maximum flexibility, the Committee reserves the right to award a compensation package in any given year to any given executive that falls outside the scope of 162(m), if the Committee determines that it is in the best interests of the Company to do so.

COMPENSATION COMMITTEE

Keith D. Grinstein
Richard L. Sandor, Ph.D.
Stanley E. Maron

CERTAIN TRANSACTIONS

Debentures and Series A Cumulative Convertible Preferred Stock

      In December 2000, we entered into a Note Conversion Agreement with Knowledge Universe, Inc., an affiliate of our controlling stockholder (the “Note Conversion Agreement”). Under the terms of the Note Conversion Agreement, Knowledge Universe, Inc. converted $21,000,000 of debentures into 210,000 shares of $0.001 par value Series A Cumulative Convertible Preferred Stock (“Series A Preferred Stock”). The Series A Preferred Stock accrued dividends at a 10% rate from issuance through June 30, 2001 and at a 7% rate thereafter. Such dividends are payable quarterly in arrears in cash or, at our option, in additional nonassessable shares of Series A Preferred Stock.

      The Series A Preferred Stock originally was exchangeable, at our option, through June 30, 2001, into a debenture (the “Exchange Debenture”) with terms equal to those contained in the debentures exchanged for the Series A Preferred Stock in December 2000. In June 2001, the Company’s Board of Directors approved the exchange of the Series A Preferred Stock into the Exchange Debenture, subject to the approval of the lenders under the Company’s senior credit facility. Knowledge Universe, Inc. has extended the Company’s right to exchange the Series A Preferred Stock into the Exchange Debenture until June 15, 2002.

      The Exchange Debenture would accrue interest at 10% and would be due on January 2, 2004. Principal and interest amounts due under the Exchange Debenture would be subordinated to borrowings under the senior credit facility. Solely for purposes of determining the principal amount of the Exchange Debenture, in the event of such an exchange, the Series A Preferred Stock will be deemed to have accrued dividends at a rate equal to 12%, retroactive to December 14, 2000.

      The Series A Preferred Stock carries a liquidation preference equal to $100 per share and is convertible into Class A Common Stock at the option of the holder. If the Series A Preferred Stock is not exchanged into the Exchange Debenture, for the period through December 14, 2002, the Series A Preferred Stock would be convertible at a price equal to $0.885 (the “Initial Conversion Price”). Thereafter, the conversion price would be reset at the lower of the Initial Conversion Price or 80% of the average closing price for the 30 day trading day period preceding December 14, 2002 (the “Reset Conversion Price”). In no event will the Reset Conversion price be less than $0.6875 per share, the closing price of our Class A Common Stock on December 13, 2000. If the Series A Preferred Stock is not exchange into the Exchange Debenture, each holder of Series A Preferred Stock would be entitled to vote on matters presented to stockholders on an as converted basis.

      Beginning on December 14, 2004, in the event that the average closing price of our Class A Common Stock for the 30 days prior to the redemption is at least 150% of the Reset Conversion Price, the Series A Preferred Stock may be redeemed at our option at a price equal to $106 per share plus accrued unpaid dividends though December 14, 2005. Each year thereafter, the redemption price will decrease $1 per share until December 14, 2010, at which point the redemption price will be fixed at $100 per share plus accrued unpaid dividends.

      On December 15, 2000, Knowledge Universe Capital Co. LLC, an affiliate of our controlling shareholder, agreed to loan the Company $10,000,000 under the terms of a debenture agreement. We borrowed $2,500,000 on December 15, 2000, with additional funding of $2,500,000 received on January 15, 2001 and $5,000,000 received on February 15, 2001. Interest accrues on the debentures at a rate of 10%, compounded monthly, and is payable on the last day of each quarter. Accrued but unpaid interest is added to the outstanding principal balance. Borrowings under the debentures are due and payable on 10 days demand by the lender and interest and principal repayments are subordinated to borrowings under the senior credit facility.

      In connection with an amendment to our senior credit facility in March 2001, Knowledge Universe Capital Co. LLC guaranteed $2,500,000 of our obligations under the senior credit facility and posted a letter of credit as collateral for the guaranty. Knowledge Universe Capital Co. LLC was granted a security interest in all of our assets, junior and subordinated to the security interest of the lenders under the senior credit facility. In connection with our amended and restated senior credit facility entered into in March 2002, Knowledge Universe Capital Co. LLC agreed to continue to guarantee $2,500,000 of our obligations. Also in connection with that amended and restated credit facility, Knowledge Universe Capital Company Co. LLC agreed to extend the due date of the outstanding debentures until January 2, 2004. As of March 31, 2002, the outstanding balance of the debentures was $23,093,441.20.

Legal Services

      The law firm of Maron & Sandler has provided legal services to us since our inception. Stanley E. Maron and Richard V. Sandler, two of our Directors, are partners of Maron & Sandler. In 2001, Maron & Sandler billed us approximately $244,000 for legal services rendered to us.

Consulting Services

      During 2001, we performed professional consulting services and recognized net revenues totaling $1,461,000 from certain entities in which we have made equity investments. Knowledge Universe, Inc. or its affiliates have made controlling and non-controlling equity investments in all of these entities. All of our services were provided on an arm’s length basis in accordance with Delaware law.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors’ independence.

      The Committee discussed with the Company’s independent auditors the overall scope and plans for the audit. The Committee meets with the independent auditors to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s independent auditors.

Keith D. Grinstein, Audit Committee Chair
Richard L. Sandor, Ph.D., Audit Committee Member
Karl L. Sussman, Audit Committee Member

April 30, 2002

PROPOSAL 2

PROPOSAL TO APPROVE AN AMENDMENT TO OUR

AMENDED AND RESTATED 1998 EQUITY PARTICIPATION PLAN

      In April 2002, our Board of Directors adopted an amendment to the Amended and Restated 1998 Equity Participation Plan of Nextera Enterprises, Inc. (the “Amended 1998 Plan”), subject to stockholder approval at the Annual Meeting to increase the total number of shares authorized for issuance thereunder from 19,000,000 to 38,000,000 shares of our Class A Common Stock.

      If the proposed amendment is approved by our stockholders at the Annual Meeting, the amendment would cause SECTION 2.1(a) “SHARES SUBJECT TO THE PLAN” of the Amended 1998 Plan to read as follows:

      “2.1 Shares Subject to the Plan.

(a) The shares of stock subject to Awards shall be Class A Common Stock, initially shares of the Company’s Class A Common Stock, par value $0.001 per share. The aggregate number of such shares which may be issued upon exercise of such Options or rights or upon any such awards under the Plan shall not exceed Thirty Eight Million (38,000,000). The shares of Class A Common Stock issuable upon exercise of such Options or rights or upon any such awards may be either previously authorized but unissued shares or treasury shares.”

      The Board of Directors amended the Amended and Restated 1998 Equity Participation Plan because it believes:

•	additional shares are necessary to attract new employees and executives;

•	additional shares are needed to further the goal of retaining and motivating existing personnel;

•	the availability of options provides a substitute for cash bonuses which allows us to reinvest in the company;

•	the issuance of options to our employees is an integral component of our compensation policy; and

•	to compete effectively in our industry it is in our best interest to maintain maximum flexibility with regard to our available option pool to take advantage of the opportunities provided by high executive and employee turnover in our industry.

      Our Board of Directors believes that it is in the best interests of our company and our stockholders to approve the Amended 1998 Plan because we believe that aligning the interests of our employees, executives and directors with those of our stockholders through the grant of stock options is a primary means of maximizing long-term stockholder value.

      The underlying purpose of these amendments is to maintain our ability to attract, retain and motivate our executives and key employees. In the consulting industry, there is constant competition for talented and skilled executives and employees. To effectively meet this challenge, it is in our best interests to have the ability to offer compensation packages commensurate with those offered by those we compete against on a daily basis. Based on a review of the option plans in effect at other consulting companies similar in size to our company, the Board of Directors concluded that the proposed increase in the authorized number of shares should prevent us from being disadvantaged in our efforts to attract, retain and motivate those eligible to receive awards under our Amended 1998 Plan.

      Our stockholders approved the 1998 Equity Participation Plan prior to our initial public offering in May 1999 and further approved the Amended and Restated 1998 Equity Participation Plan in June 2000 and in July 2001. Stockholder approval of the Amended 1998 Plan is currently being sought because the Company needs additional availability of shares under the Amended and Restated 1998 Equity Participation Plan to provide future grants of stock options to the employees and executives in order to further our goal of attracting, retaining and motivating key personnel.

      In the event that stockholder approval of the Amended 1998 Plan is not obtained, the Company will be limited to issuing up to 19,000,000 shares provided for under the current plan. The Company will also consider alternative mechanisms to provide appropriate incentives to key personnel.

DESCRIPTION OF THE AMENDED 1998 PLAN

      The following is a description of certain provisions of the Amended 1998 Plan. This description is qualified in its entirety by reference to the full text of the Amended 1998 Plan, which is incorporated herein by reference, a copy of which may be obtained from us at no cost by writing to us at the address set forth on the first page of this proxy statement.

General Nature and Purposes of the Amended 1998 Plan

      The 1998 Equity Participation Plan was adopted by our Board of Directors effective December 30, 1998. It was amended effective April 30, 1999 and approved by our stockholders at the 1999 Annual Meeting prior to our initial public offering. The 1998 Equity Participation Plan was further amended and restated by our Board of Directors in May 2000, and approved by our stockholders at the 2000 Annual Meeting, to increase the number of shares available for issuance, to increase the maximum annual award limit and to make other non-material corrections and clarifications, effective June 17, 1999. The 1998 Equity Participation Plan was further amended by our Board of Directors in October 2000 and May 2001, and approved by our stockholders at the 2001 Annual Meeting, to increase the number of shares available for issuance and to increase the maximum annual award limit. The 1998 Equity Participation Plan was further amended by our Board of Directors in April 2002 subject to stockholder approval to increase the number of shares available for issuance.

      The Amended 1998 Plan was adopted to provide a means by which selected officers, directors, employees and consultants of Nextera and its affiliates could be given an opportunity to purchase stock and/or rights in Nextera, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for our success.

Administration

      The Amended 1998 Plan is administered by the Board of Directors. The Board of Directors has the power to construe and interpret the Amended 1998 Plan and, subject to the provisions of the Amended 1998 Plan, to determine the persons to whom and the dates on which awards will be granted, the number of shares to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration to be paid upon exercise of an award and other terms of the award. The Board of Directors is authorized to delegate administration of the Amended 1998 Plan to a committee composed of not fewer than two members of the Board of Directors. The Board of Directors has delegated administration of the Amended 1998 Plan to the Compensation Committee of the Board of Directors. As used herein with respect to the Amended 1998 Plan, the “Board of Directors” refers to the Compensation Committee as well as to the Board of Directors itself.

Securities Subject to the Amended 1998 Plan

      Under the Amended 1998 Plan, not more than 38,000,000 shares of Class A Common Stock (or the equivalent in other equity securities) are authorized for issuance upon exercise of options, stock appreciation rights, and other awards, or upon vesting of restricted or deferred stock awards. The maximum number of shares which may be subject to options or stock appreciation rights or other awards granted under the Amended 1998 Plan to any individual in any calendar year cannot exceed 3,000,000. As of April 29, 2002, options to purchase 14,653,903 shares of Class A Common Stock were outstanding under the 1998 Equity Participation Plan, as amended. Based on a closing price on the Nasdaq National Market of $0.95 on April 26, 2002, the aggregate market value of the Class A Common Stock underlying the outstanding options was approximately $13,921,207.

      The shares available under the Amended 1998 Plan may be either previously unissued shares or treasury shares. The Board of Directors has the discretion to make appropriate adjustments in the number and kind of securities subject to the Amended 1998 Plan and to outstanding awards thereunder to reflect dividends or other distributions; a recapitalization, reclassification, stock split, reverse stock split, or reorganization, merger or consolidation of Nextera; the split-up, spin-off, combination, repurchase, liquidation or dissolution of Nextera; or disposition of all or substantially all of our assets or exchange of common stock or other of our securities; or other similar corporate transaction or event.

Amendments to the Amended 1998 Plan

      Amendments of the Amended 1998 Plan to increase the number of shares as to which awards may be made (except for adjustments resulting from stock splits and the like, and mergers, consolidations and other corporate transactions) require the approval of our stockholders. In all other respects the Amended 1998 Plan can be amended, modified, suspended or terminated by the Board of Directors, unless such action would otherwise require stockholder approval as a matter of applicable law, regulation or rule.

Eligibility

      Options, stock appreciation rights, restricted stock and other awards under the Amended 1998 Plan may be granted to individuals who are then officers or other key employees of Nextera or any of its present or future subsidiaries. Such awards also may be granted to consultants of Nextera selected by our Board of Directors for participation in the Amended 1998 Plan. Our independent directors may be granted non-qualified stock options and dividend equivalents by the Board of Directors. The Board of Directors may grant or issue stock options, stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof to key employees and consultants. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

      As of March 29, 2002, 2 executive officers, approximately 225 other employees and 8 independent directors were eligible to participate in the 1998 Equity Participation Plan, as amended.

Awards Outstanding Under the 1998 Equity Participation Plan, As Amended

      The following table sets forth, to the extent determinable, the awards outstanding under the 1998 Equity Participation Plan, as amended, since its inception through December 31, 2001, to each of the Named Executive Officers and nominees for director and the various groups set forth below.

Number of Shares
Name	Underlying Awards

Named Executive Officers
David Schneider	2,762,267
Vincent C. Perro	550,000
Michael P. Muldowney	260,000
Roger Brossy	0
Nominees for Director(1)
Gregory J. Clark	80,000
Steven B. Fink	35,000
Ralph Finerman	70,000
Keith D. Grinstein	100,000
Stanley E. Maron	90,000
Karl Sussman	40,000
Richard V. Sandler	90,000
Richard L. Sandor, Ph.D.	90,000
All current executive officers as a group (2 persons)	3,572,267
All current directors who are not executive officers as a group (8 persons)	595,000
All employees who are not executive officers as a group (388 persons)	13,675,112

(1)	Mr. Schneider is also a nominee for director.

Types of Awards Under the Amended 1998 Plan

      Awards under the Amended 1998 Plan may be made in the forms described below (each as defined in the Amended 1998 Plan).

      Non-Qualified Stock Options. Non-qualified stock options provide for the right to purchase Class A Common Stock at a specified price which, except with respect to non-qualified stock options intended to qualify as performance-based compensation under Section 162(m) of the Code, may be less than fair market value on the date of grant (but not less than par value), and usually will become exercisable (in the discretion of the Board of Directors) in one or more installments after the grant date, subject to the participant’s continued employment with Nextera and/or subject to the satisfaction of individual or company performance targets established by the Board of Directors and/or Nextera. Non-qualified stock options may be granted for a term of up to ten years, as specified by the Board of Directors.

      Incentive Stock Options. Incentive stock options are designed to comply with the provisions of the Code and will be subject to certain restrictions contained in the Code. Among such restrictions, incentive stock options must have an exercise price not less than the fair market value of a share of Class A Common Stock on the date of grant, may only be granted to key employees, must expire within a specified period of time following the holder’s termination of employment, and must be exercised within the ten years after the date of grant; but may be subsequently modified to disqualify them from treatment as incentive stock options. In the case of an incentive stock options granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our stock, the Amended 1998 Plan provides that the exercise price must be at least 110% of the fair market value of a share of Class A Common Stock on the date of grant and the incentive stock options must expire upon the fifth anniversary of the date of its grant.

      Restricted Stock. Restricted stock may be sold to any key employee or consultant at a price (not below par value) and subject to such restrictions as may be determined by the Board of Directors. Typically, restricted stock may be repurchased by us at the original purchase price if the conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until the restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends prior to the time when the restrictions lapse.

      Deferred Stock. Deferred stock may be awarded to any key employee or consultant, typically without payment of consideration, but subject to vesting conditions based on continued employment or on performance criteria established by the Board of Directors. Like restricted stock, deferred stock may not be sold, or otherwise transferred or hypothecated, until the vesting conditions are removed or expire. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when the vesting conditions are satisfied.

      Stock Appreciation Rights. Stock appreciation rights may be granted to any key employee or consultant in connection with stock options or other awards, or separately. Stock appreciation rights granted by the Board of Directors in connection with stock options or other awards will provide for payments to the holder based upon increases in the price of our Class A Common Stock over the exercise price of the related option or other award. Except as required by Section 162(m) of the Code with respect to an stock appreciation rights intended to qualify as performance-based compensation as described in Section 162(m) of the Code, there are no restrictions specified in the Amended 1998 Plan on the exercise of stock appreciation rights or the amount of gain realizable therefrom, although restrictions may be imposed by the Board of Directors in the stock appreciation right agreements. The Board of Directors may elect to pay stock appreciation rights in cash, Class A Common Stock or a combination of both.

      Dividend Equivalents. Dividend equivalents may be granted to any key employee or consultant by the Board of Directors. The Board of Directors may also grant dividend equivalents to any of our independent directors. The amount of the dividend equivalents represents the value of the dividends per share paid by us, calculated with reference to the number of shares covered by the award held by the participant.

      Performance Awards. Performance awards may be granted to any key employee or consultant by the Board of Directors. Generally, these awards will be based upon specific performance targets and may be paid in cash, Class A Common Stock or a combination of both. Performance awards may also include bonuses which may be granted by the Board of Directors which may be payable in cash, Class A Common Stock or a combination of both.

      Stock Payments. Stock payments may be received by any key employee or consultant selected by the Board of Directors in a manner determined from time to time by the Board of Directors. The number of shares of Class A Common Stock or an option or other right to purchase Class A Common Stock shall be determined by the Board of Directors, and may be based upon performance criteria as determined by the Board of Directors.

General Terms of Awards Under the Amended 1998 Plan

      Transferability. Awards under the Amended 1998 Plan may not be sold, pledged assigned or transferred in any manner (other than by will or the laws of descent and distribution or, subject to the consent of the Board of Directors, pursuant to a domestic relations order) unless and until the award has been exercised or the shares underlying the award have been issued and all restrictions applicable to the shares have lapsed.

      During the lifetime of the holder of an award, only he or she may exercise an award (or any portion thereof) granted to him or her under the Amended 1998 Plan, unless it has been disposed of with the consent of the Board of Directors pursuant to a domestic relations order. Following the death of the holder, any exercisable portion of an award may, prior to the time that portion becomes unexercisable under the Amended 1998 Plan or the applicable award agreement, be exercised by any person empowered to do so under the deceased holder’s will or applicable law of descent and distribution.

      Extraordinary Corporate Events. The Board of Directors has the discretion under the Amended 1998 Plan to provide that awards will expire at specified times following, or become exercisable in full upon, the occurrence of certain corporate events set forth in the Amended 1998 Plan. In addition, the Board of Directors has the discretion to give award holders the right to exercise their outstanding awards in full during some period prior to such event, even if the award has not yet become fully exercisable.

      Loans to Plan Participants. The Board of Directors may, in its discretion, extend one or more loans to key employees in connection with the exercise or receipt of an award, or the issuance of restricted stock or deferred stock under the Amended 1998 Plan. The terms and conditions of any such loan shall be set by the Board of Directors.

      Compliance with Securities Law. The Amended 1998 Plan is intended to conform, to the extent necessary, with all provisions of the Securities Act of 1933, as amended, and the Exchange Act and any and all regulations and rules promulgated by the Securities Exchange Commission thereunder, including without limitation Rule 16b-3 of the Exchange Act. The Amended 1998 Plan will be administered, and awards will be granted and may be exercised, only in a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Amended 1998 Plan and the awards granted thereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Federal Income Tax Information

      The income tax consequences of the Amended 1998 Plan under current federal law are summarized in the following discussion which deals with the general tax principles applicable to the Amended 1998 Plan, and is intended for general information only. Alternative minimum tax and state and local income taxes are not discussed. Tax laws are complex, subject to change and may vary depending on individual circumstances and from locality to locality. This summary shall not be construed as tax advice.

      Incentive Stock Options. There generally are no federal income tax consequences to the holder by reason of the grant or exercise of an incentive stock option. If a holder holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the holder upon exercise of the option, any gain or loss upon sale or other taxable disposition of such stock will be capital gain or loss. Generally, if the holder disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), at the time of disposition, the holder will realize taxable ordinary income equal to the lesser of (a) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (b) the holder’s actual gain, if any, on the purchase and sale. The holder’s additional gain, if any, upon the disqualifying disposition may be eligible for capital gain treatment if the required capital gain holding period is met. Slightly different rules may apply to holders who are subject to Section 16 of the Exchange Act or who acquire stock subject to certain repurchase options.

      To the extent the holder recognizes ordinary income by reason of a disqualifying disposition, we will generally be entitled (subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a tax-reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

      Non-Qualified Stock Options. There are no federal income tax consequences to the holder or Nextera by reason of the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the holder will recognize taxable ordinary income equal to the excess of the stock’s fair market value on the date of exercise over the aggregate option exercise price paid. Generally, with respect to employees, we are required to withhold taxes in an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a tax-reporting obligation, we generally will be entitled to a business expense deduction equal to the taxable ordinary income realized by the holder. Upon disposition of the stock, the holder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be: (i) long-term if the stock was held for more than twelve months or (ii) short-term if the stock was held twelve months or less. Slightly different rules may apply to holders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

      Stock Appreciation Rights. A holder of a stock appreciation right will not realize income for federal income tax purposes as a result of the grant of such stock appreciation right, but upon exercise of the stock appreciation right normally will realize compensation income in the year of such exercise equal to the fair market value of the cash received upon such exercise. We (or our subsidiary which employs the holder) will be entitled to a deduction in the same amount at the time of exercise of the stock appreciation right.

      Performance Awards. A participant who has been granted a performance award generally will not recognize taxable income at the time of grant, and we will not be entitled to a deduction at that time. When a performance award is paid, whether in cash or common stock, the participant generally will recognize ordinary income, and we will be entitled to a corresponding deduction.

      Dividend Equivalents. A recipient of a dividend equivalent generally will not recognize taxable income at the time of grant, and we will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant generally will recognize ordinary income, and we will be entitled to a corresponding deduction.

      Stock Payments. A participant who receives a stock payment in lieu of a cash payment that would otherwise have been made will generally be taxed as if the cash payment has been received, and we generally would be entitled to a deduction for the same amount.

      Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

      Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with applicable Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that: either (a) (i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, (ii) the per-employee limitation is approved by the stockholders, (iii) the option is granted by a compensation committee comprised solely of “outside directors” (as defined in Section 162(m)), and (iv) the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (b) the option is granted by a compensation committee comprised solely of “outside directors” and is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established by the compensation committee while the outcome is substantially uncertain and approved by the stockholders.

      Other Tax Consequences. The foregoing discussion is intended to be a general summary only of the federal income tax aspects of options granted under the Amended 1998 Plan; tax consequences may vary depending on the particular circumstances at hand. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable. Participants in the Amended 1998 Plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

      An affirmative vote of a majority of the shares of our common stock represented and voting at the meeting will be required to approve the Amended 1998 Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Board of Directors has selected Ernst & Young LLP as our independent auditors for the year ending December 31, 2002 and has directed that management submit the selection of independent auditors to the stockholders for ratification at the Annual Meeting. Ernst & Young LLP audited our financial statements for the years ended December 31, 1999, 2000 and 2001. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. Fees for the last annual audit were $256,725 and all other fees were $188,814, including audit related services of $14,650 and non-audit services of $174,164. Audit related services generally include fees for pension and statutory audits, business acquisitions, accounting consultation, and Securities and Exchange Commission registration statements.

      Stockholders are not required to ratify the selection of Ernst & Young LLP as our independent auditors. However, we are submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If you fail to ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Board and the Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

      The affirmative vote of the holders of a majority of the shares represented and voting at the meeting will be required to ratify the selection of Ernst & Young LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

STOCKHOLDER PROPOSALS

      Any stockholder who desires to present proposals at the 2003 annual meeting of stockholders and to have such proposals set forth in the proxy statement and form of proxy mailed in conjunction with such annual meeting must submit such proposals in writing to our Secretary no later than February 12, 2003. Our Bylaws require that for nominations of persons for election to our Board of Directors or the proposal of business to be considered by the stockholders at an annual meeting, a stockholder must give timely written notice thereof. To be timely for the 2003 annual meeting of stockholders, such notice must be delivered to our Secretary at our principal executive office, at Four Cambridge Center, Cambridge, Massachusetts 02142, not less than 60 days nor more than 90 days prior to the close of business on June 13, 2003, provided, that if the 2003 annual meeting of stockholders is advanced or delayed by more than 30 days from June 13, 2003, such notice must be delivered not earlier than the close of business on the 90th day prior to the 2003 annual meeting and not later than the close of business on the later of the 60th day prior to the 2003 annual meeting or the 10th day following the earlier of (i) the day on which notice of the meeting was mailed or (ii) the date we first publicly announce the date of the 2003 annual meeting. The stockholder’s notice must contain and be accompanied by certain information as specified in the Bylaws. It is recommended that any stockholder desiring to make a nomination or submit a proposal for consideration obtain a copy of our Bylaws, which may be obtained without charge from our Secretary upon written request addressed to the Secretary at our principal executive offices.

OTHER MATTERS

      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

      A copy of the our Annual Report on Form 10-K, as amended, for the year ended December 31, 2001, as filed with the Securities and Exchange Commission, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Four Cambridge Center, Cambridge, Massachusetts 02142.

By Order of the Board of Directors

DAVID SCHNEIDER
Chairman of the Board of Directors

April 30, 2002

NEXTERA ENTERPRISES, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 13, 2002

The undersigned stockholder of Nextera Enterprises, Inc., a Delaware corporation (the “Company”), hereby appoints David Schneider and Stanley E. Maron, and each of them, as proxies for the undersigned with full power of substitution, to attend the annual meeting of the Company’s stockholders to be held on June 13, 2002 and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3

Proposal 1. — To elect the following persons who are nominees to the Company’s Board of Directors:

Gregory J. Clark	Keith D. Grinstein	Richard L. Sandor
Ralph Finerman	Stanley E. Maron	David Schneider
Steven B. Fink	Richard V. Sandler	Karl L Sussman

FOR	WITHHOLD AUTHORITY For all (except as indicated to the contrary below)

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below)

Proposal 2. — To approve an amendment to the 1998 Equity Participation Plan of Nextera Enterprises, Inc., to increase the number of shares available for issuance under the plan.

FOR	AGAINST	ABSTAIN

Proposal 3. — To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2002.

FOR	AGAINST	ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3.

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the annual meeting or any adjournment or postponement thereof, are hereby expressly revoked.

PLEASE DATE THIS PROXY AND SIGN IT EXACTLY AS YOUR NAME OR NAMES APPEAR BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SHARES ARE HELD BY A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF SHARES ARE HELD BY A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

Signature(s)	Dated: ____________, 2002

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.